Exhibit 99.1

New Release

January 31, 2022

SSr mining achieves Top end of 2021 production guidance, Beats AISC Guidance, Outlines three-year outlook And Intends to Increase 2022 Dividend by 40%

Stable Three-Year Production Profile of Over 700,000 Gold Equivalent Ounces Annually

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM; ASX: SSR) (“SSR Mining” or the “Company”) is pleased to announce full year 2021 production and costs as well as the Company’s outlook for 2022 to 2024. In 2021, SSR Mining’s four operating assets produced 794,456 gold equivalent ounces, delivering strong fourth quarter performance of 211,140 gold equivalent ounces and approaching the top end of the Company’s guidance range of 720,000 to 800,000 gold equivalent ounces. The Company’s 2021 unaudited all-in sustaining costs (“AISC”) were approximately $982 i per ounce (or approximately $955 per ounce under U.S. GAAP), beating the previously lowered AISC guidance range of $1,000 to $1,040 per ounce.

In 2022, the Company expects to sustain its strong and stable production base with consolidated production of 700,000 to 780,000 gold equivalent ounces at consolidated U.S. GAAP AISC of $1,120 to $1,180 per ounce. Beyond 2022, SSR Mining expects to maintain a production base in excess of 700,000 gold equivalent ounces in 2023 and 2024, showcasing a robust long term outlook without requirements for material capital investment.

Following positive exploration results in the second half of 2021 at near-mine and greenfield growth projects including Çakmaktepe Extension (Ardich), C2 Copper-Gold, Seabee, Copper Hill and Marigold, SSR Mining’s 2022 exploration and resource development budget will increase by approximately 45% over 2021. The increased budget is expected to enable resource and reserve expansion and the acceleration of activities across SSR Mining’s prospective exploration portfolio in Canada, U.S., Turkey and Argentina.

Rod Antal, President and CEO, said, “2021 was a year of operational and financial outperformance for SSR Mining as we showcased the quality and resiliency of our globally diversified business in an inflation-challenged landscape. We successfully delivered production at the top end of our guidance range and concurrently beat our reduced AISC guidance. This outperformance allowed SSR Mining to generate more than $400 million of free cash flow and drove peer leading shareholder returns of nearly $200 million over the course of the year, resulting in a 5%+ yield. We also executed a number of strategic transactions which increased our presence in core jurisdictions, while divesting non-core assets. When completed, these transactions will cumulatively realize over $235 million in total consideration for SSR Mining.

As we look to the year ahead, we expect to deliver another year of stable and consistent production with a cost profile and capital intensity that ensures continued strong free cash flow generation and capital returns. While we were able to manage and offset inflationary pressures in 2021, we expect cost increases across the portfolio in 2022. These pressures reflect increases in consumables, energy prices, and wages in addition to capital deferrals from 2021. Despite these sector-wide inflationary headwinds, we intend to increase our 2022 base dividend by 40%, and will continue with our share buyback program implemented in 2021. We also look forward to beginning to delineate the value associated with some of our recent brownfield exploration success in our upcoming technical reports.

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As promised, in 2023 and 2024 we expect to maintain a stable production profile in excess of 700,000 gold equivalent ounces. The steady three-year production profile highlights the quality of our existing portfolio, and we expect to illustrate opportunities for longer-term step-change growth through our ongoing exploration programs.”

Full Year 2022 Outlook

Operating Guidance (100% basis) (1,2)		Çöpler (3)	Marigold	Seabee	Puna	Other	Consolidated
Gold Production	koz	255 - 285	215 - 245	115 - 125	-	-	585 - 655
Silver Production	Moz	-	-	-	8.0 - 9.0	-	8.0 - 9.0
Gold Equivalent Production	koz	255 - 285	215 - 245	115 - 125	115 - 125	-	700 - 780
Cash Cost per Ounce (4)	$/oz	735 - 785	960 - 1,010	525 - 575	12.0 - 13.5	-	790 - 850
Sustaining Capital Expenditures (5)	$M	43	57	43	16	-	159
Sustaining Exploration Expenditures	$M	3	6	1	3	-	13
General & Administrative	$M	-	-	-	-	55 - 65	55 - 65
All-In Sustaining Cost per Ounce (4)	$/oz	915 - 965	1,245 - 1,295	895 - 945	14.75 - 16.25	-	1,120 - 1,180
Growth Capital Expenditures	$M	17	-	5	-	-	22
Growth Exploration and Resource Development Expenditures (6)	$M	17	18	14	-	5	54
Total Growth Capital	$M	34	18	19	-	5	76
(1)	Full year 2022 guidance presented in accordance with U.S. GAAP. Under U.S. GAAP, stripping costs that were previously capitalized are now included in cash costs.
(2)	Figures may not add up due to rounding.
(3)	Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.
(4)	SSR Mining reports the non-GAAP financial measures of cash costs and AISC per payable ounce of gold and silver sold to manage and evaluate operating performance at Çöpler, Marigold, Seabee and Puna. See “Cautionary Note Regarding Non-GAAP Measures”. AISC includes reclamation cost accretion and amortization and certain lease payments.
(5)	Excludes sustaining exploration and evaluation expenditures. Includes approximately $11.0 million in lease payments at Çöpler. Includes mine development at Seabee.
(6)	Growth exploration and resource development expenditures are shown on a 100% basis, of which SSR Mining attributable amount totals $50M.

Three-Year Production Outlook

Operating Guidance (100% basis) (7)		2021A	2022E	2023E	2024E
Çöpler (8)	koz	329	255 - 285	220 - 250	300 - 330
Marigold	koz	235	215 - 245	245 - 275	200 - 230
Seabee	koz	119	115 - 125	120 - 130	95 - 105
Puna	Moz	8.0	8.0 - 9.0	8.5 - 9.5	7.5 - 8.5
Gold Equivalent Production	koz	794	700 - 780	700 - 780	700 - 780
(7)	Figures may not add up due to rounding.
(8)	Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.

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2022 Outlook - Priority Operational and Development Targets and Catalysts

Çöpler: Extend 20 Year Mine Life and Increase NAV

•	Issue updated Çöpler Technical Report including Çakmaktepe Extension (Ardich) Feasibility Study featuring maiden reserves and updated resources
•	Issue Preliminary Economic Assessment (“PEA”) at C2 Copper-Gold
•	Ramp-up of the flotation circuit
•	Pending Board and regulatory approvals, commence development work at Çakmaktepe Extension

Marigold: Increase Oxide Reserve Grades

•	Issue Marigold Technical Report
•	Increase exploration drilling target by ~20%, focusing on higher-grade oxides, resource expansion and reserve conversion at New Millennium, Mackay, Valmy, Trenton Canyon and Buffalo Valley
•	Continued measured and systematic exploration of high-grade sulfide targets

Seabee: Establishing a Future and Longer-Term Mine Life

•	Issue Seabee Technical Report
•	Continuous improvement program driving sustained increase to production levels
•	Increase exploration drilling target by ~20%, focusing on first reserves at Gap Hanging Wall, potential resources at Santoy Hanging Wall, and delineation of new targets
•	Closing of the previously announced proposed acquisition of Taiga Gold Corp expected in Q1/22

Puna: Ramp-up Near-Mine Exploration

•	Issue Puna Technical Report
•	Further optimize plant efficiency & throughput above the 4,500 tonnes per day target
•	Near-mine exploration with the potential to complement the existing production profile
•	Refocused regional exploration targeting mine life extension
•	Investigate improvements to base metal recoveries through mill optimization

Global:

•	Sustainability Report highlighting progress of ESG priorities
•	Increase base dividend by 40% and continue share buyback program
•	Continue operational excellence and supply chain management
•	Copper Hill exploration and advancement
•	Substantive increase in exploration spend across regional platforms: Turkey, Nevada, Saskatchewan and Argentina
•	Complete portfolio rationalizations (i.e. complete sale of Pitarrilla, expected to close in H1/22)

Production in 2022 is expected to be 55 - 60% weighted to the second half of the year driven largely by a stronger second half at Marigold. AISC is expected to be above the consolidated guidance range in the first half of 2022, before trending below guidance in the second half. Free cash flow generation in 2022 is expected to be approximately 80 - 90% weighted to the second half of the year due to mine sequencing, timing of capital expenditures across all sites, working capital seasonality at Seabee, and tax and royalty payments that are paid in the first half of the year. Operating cash flow in 2022 is expected to be 60 - 70% weighted to the second half of the year, while earnings distribution is expected to largely follow the aforementioned production weighting throughout the year.

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Çöpler, Turkey

For 2021, gold production for Çöpler was 329,276 ounces, in-line with the midpoint of full-year guidance. Gold production was 92,069 ounces in the fourth quarter of 2021.

In 2022, Çöpler is expected to produce 255,000 to 285,000 ounces of gold at mine site AISC of $915 to $965 per payable ounce, in line with the 2020 Çöpler District Master Plan technical report (“CDMP20”). For the full-year, gold production is expected to be highest in the first and fourth quarters of 2022 due to a lower grade profile in the middle of the year. Accordingly, AISC in the second and third quarters of 2022 are expected to be above the full-year 2022 guidance range. Scheduled maintenance is currently planned for the Çöpler autoclaves in the second quarter of 2022.

As noted previously, oxide gold production will generally trend lower throughout the year, with first production from the Çakmaktepe Extension (Ardich) oxides expected to commence in 2023. As highlighted in the CDMP20, a PEA case for Çakmaktepe Extension included approximately 1.1 million ounces of gold production over the Çöpler life of mine. Over the three-year period, Çöpler’s production profile largely reflects the mine plan outlined in the CDMP20.

While unit costs at Çöpler have been impacted by inflationary pressures, the associated devaluation of the Turkish Lira has partially offset those cost increases in the near-term. Sustaining capital expenditures are planned to total $43 million in 2022, which includes ongoing construction of the tailings storage facility (“TSF”), oxygen plant lease payments and for continued optimization work on the sulfide plant. Growth capital expenditures are planned to total $17 million in 2022, which is attributed mainly to heap leach pad expansions and development at Çakmaktepe Extension.

Marigold, USA

For 2021, gold production for Marigold was 235,282 ounces, meeting full-year guidance. Gold production was 57,405 ounces in the fourth quarter of 2021, a strong finish to the year despite a build-up of gold in inventory.

In 2022, Marigold production is expected to be 215,000 to 245,000 ounces of gold at mine site AISC of $1,245 to $1,295 per ounce. For the full-year, production is expected to be 60% weighted to the second half of the year. Development and dewatering at Mackay continues, but SSR Mining now expects to access higher-grade material later in 2022, with recovery of much of this material realized into 2023. As a result, Marigold’s AISC is expected to trend well above guidance in the first half of 2022, particularly in Q1, before reducing significantly in the second half.

SSR Mining has assessed the Marigold mine plan and worked to address large year-over-year production variability. While optimization efforts are ongoing, Marigold is expected to deliver more than 200,000 ounces of gold production annually over the three-year period, including 245,000 to 275,000 ounces in 2023.

Sustaining capital expenditures are planned to total $57 million in 2022, which includes investments in permitting, fleet maintenance, scheduled equipment replacements, and continued construction of de-watering water wells.

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Seabee, Canada

For 2021, gold production for Seabee was a record 118,888 ounces, exceeding full-year guidance. Gold production was 35,570 ounces in the fourth quarter of 2021.

In 2022, Seabee is expected to produce 115,000 to 125,000 ounces of gold at mine site AISC of $895 to $945 per ounce. Seabee’s production profile is expected to remain largely consistent throughout the year. Due to continued strong performance in the mine, Seabee is targeting record throughputs above 1,100 tpd through 2022.

Seabee’s outperformance is expected to continue, as strong grades drive production of 120,000 to 130,000 ounces in 2023. Continued exploration in the Santoy mine is aimed at increasing grade and production in 2024 and beyond, as the operation has managed to do for many years.

Sustaining capital expenditures are planned to total $43 million in 2022 which includes mining and surface equipment purchases and infrastructure, as well as increased capitalized mine development to support higher mining rates. Growth capital expenditures are planned to total $5 million in 2022. Capital expenditures are expected to be concentrated in the first half of the year, particularly the first quarter, during the ice road season.

Puna Operations, Argentina

For 2021, silver production from Puna was 8.0 million ounces, exceeding full-year guidance. Silver production was 2.0 million ounces in the fourth quarter of 2021.

In 2022, Puna is expected to produce 8.0 to 9.0 million ounces of silver at mine site AISC of $14.75 to $16.25 per ounce. Production is expected to be slightly weighted to the second half of 2022, driven largely by grades as tonnes processed are targeted to remain at or above 4,500 tpd throughout the year. Due to a first half weighted capital spend profile, AISC are expected to be above guidance in the first half of 2022 before decreasing in the second half.

Over the three-year period, Puna is expected to sustain strong silver production including 8.5 to 9.5 million ounces in 2023 and 7.5 to 8.5 million ounces in 2024. Silver grades are expected to remain at or above reserve grades over the three-year period.

Sustaining capital expenditures, excluding sustaining exploration, are planned to total $16 million in 2022 and are expected to primarily relate to maintenance of mining equipment and plant maintenance.

Exploration and Resource Development

In 2022, total exploration and resource development expenditures, including sustaining exploration, are expected to total nearly $70 million, of which $54 million represents discretionary growth expenditures to advance exploration opportunities across the portfolio.

At Çöpler, 2022 consolidated exploration and resource development expenditures are estimated at $20 million, with a primary focus on Çakmaktepe Extension (Ardich) Mineral Resource expansion and conversion, C2 Copper-Gold, Çöpler Saddle, and Mavialtin exploration.

At Marigold, 2022 total exploration and resource development expenditures are estimated at $24 million, focusing on oxide Mineral Resource additions and conversion at Mackay, Valmy, New Millennium, and Trenton Canyon. Growth exploration expenditures also include studies and test work at Trenton Canyon and Buffalo Valley.

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At Seabee, total 2022 exploration and resource development expenditures are estimated at $15 million with a focus on expansion and definition of the Santoy Gap Hanging Wall and surface drill programs at the Seabee and Fisher properties. The Company announced the proposed acquisition of Taiga Gold Corp. in the fourth quarter of 2021, which, upon completion, will provide SSR Mining with 100% ownership of the now unencumbered Fisher properties.

At Puna, 2022 total exploration expenditures are anticipated to total $3 million. Other exploration and development expenditures total $5 million as SSR Mining targets greenfield opportunities across its portfolio. In 2022, greenfield exploration programs are planned at Copper Hill, Amisk, as well as regional opportunities in Peru, the U.S., and Canada.

Assumptions

All figures are in U.S. dollars, unless otherwise noted. Gold equivalent figures for operating guidance are based on a gold-to-silver ratio of 72:1 in 2022, 75:1 in 2023 and 78:1 in 2024. Gold equivalent figures for 2021 are based on a gold-silver ratio of 76:1. Cash costs and capital expenditure guidance is based on an oil price of $65 per barrel, an exchange rate of 1.26 Canadian dollars to one U.S. dollar and an exchange rate of 13.0 Lira to one U.S. dollar. All figures are presented on a 100% basis.

i All references to 2021 AISC based on costs reported under IFRS. All references to 2022 AISC based on costs reported under U.S. GAAP.

About SSR Mining

SSR Mining Inc. is a leading, free cash flow focused intermediate gold company with four producing assets located in the USA, Turkey, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets in the USA, Turkey, Peru, and Canada. In 2021, the four operating assets produced approximately 794,000 gold equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts

F. Edward Farid, Executive Vice President, Chief Corporate Development Officer

Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.

E-Mail: invest@ssrmining.com

Phone: +1 (416) 306-5789

To receive SSR Mining's news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

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Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to the COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: preliminary cost reporting in this document; production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; expectations regarding COVID-19, its ongoing impact on us and any interruptions it may cause on our operations; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

Cautionary Note Regarding Non-GAAP Measures

We have included certain non-GAAP performance measures throughout this document. These performance measures are employed by us to measure our operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders also use this information to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. Accordingly, these performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our condensed consolidated interim financial statements.

Cash costs, AISC per ounce sold, and free cash flow are Non-GAAP Measures with no standardized definition under U.S GAAP.

The Company uses cash costs per ounce of precious metals sold, a non-GAAP financial measure, to monitor its operating performance internally, including operating cash costs, and for internal decision making. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the production costs associated with an ounce of precious metal, the Company includes the by-product credits as it considers the cost to produce the gold or silver is reduced as a result of the by-product sales incidental to the gold and silver production process, thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations, including the impact of measuring inventories at fair value in connection with business combinations. When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties. Cash costs per ounce metrics, net of by-product credits, are also used in the Company's internal decision making processes.

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its by-product cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that this measure represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

The Company uses free cash flow, a non-GAAP financial measure, to supplement information in its consolidated financial statements. The Company believes that in addition to conventional measures prepared in accordance with U.S. GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

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